Prospectus Supplement to                      Filed pursuant to Rule 424(b)(3)
Prospectus dated August 21, 1996              under the Securities Act of 1933;
                                              File No. 333-7695

                                 OMNICARE, INC.

                                  COMMON STOCK

                  This Prospectus Supplement covers the offering for resale of 16,906 shares (the "Shares") of Common Stock of Omnicare, Inc. ("Omnicare" or the "Company") by Michael J. Fiori (the "Selling Stockholder"), who acquired the Shares in connection with the acquisition by subsidiaries of Omnicare of all of the outstanding capital stock of Downeast Pharmacy, Inc. Omnicare will not receive any proceeds from the sale of the Shares covered by this Prospectus Supplement.

                  The Common Stock is listed on the New York Stock Exchange under the symbol OCR.

                  The Shares covered by this Prospectus Supplement may be offered for sale from time to time on the New York Stock Exchange or otherwise, at prices then obtainable. The Company has agreed to indemnify the Selling Stockholder against certain liabilities, including liabilities under the Securities Act of 1933 (the "Act"). See "Plan of Distribution".

                  Certain persons who sell the Shares covered by this Prospectus Supplement and the Prospectus, and any broker or dealer to or through whom any such person shall sell such securities, may be deemed to be underwriters within the meaning of the Act with respect to the sale of such securities.

                              -------------------

             THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED
                BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY
                    STATE SECURITIES COMMISSION NOR HAS THE
                   SECURITIES AND EXCHANGE COMMISSION OR ANY
                    STATE SECURITIES COMMISSION PASSED UPON
                  THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS
                SUPPLEMENT OR THE PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              --------------------


           The date of this Prospectus Supplement is August 8, 1997.

                  NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED BY THE COMPANY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS IN CONNECTION WITH THE OFFERING DESCRIBED HEREIN. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER OR A SOLICITATION WITHIN ANY STATE TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                              SELLING STOCKHOLDER

                  Michael J. Fiori, the Selling Stockholder hereunder, acquired 16,906 Shares in connection with the sale of all of the outstanding capital stock of Downeast Pharmacy, Inc. to subsidiaries to Omnicare. All of such Shares may be sold by the Selling Stockholder thereunder.

                              PLAN OF DISTRIBUTION

                  The Company is not aware of any plan of distribution with respect to the Shares. Distribution of the Shares by the Selling Stockholder may be effected from time to time in one or more transactions (which may involve block transactions) (i) on the New York Stock Exchange, (ii) in the over-the-counter market, (iii) in transactions otherwise than on such exchange or in the over-the-counter market or (iv) in a combination of any such transactions. Such transactions may be effected by the Selling Stockholder at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices. The Selling Stockholder may effect such transactions by selling Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts or commissions from the Selling Stockholder and may receive commissions from the purchasers of Shares for whom they may act as agent. Omnicare has agreed to indemnify the Selling Stockholder against certain civil liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

                  The validity of the issuance of the Shares offered hereby by the Selling Stockholder has been passed upon for the Company by Thompson Hine and Flory P.L.L.

                                      S-2